Press Release	Source: Renovo Holdings

Renovo Holdings Announces Receipt of Cash Distribution

Tuesday October 12, 4:19 pm ET

PANAMA CITY, Fla.--(BUSINESS WIRE)--Oct. 12, 2004--Renovo Holdings (OTCBB:RNVO - News) announced that the Company recently received the first cash distribution under terms of the $5 million Standby Equity Distribution Agreement (SEDA) between the Company and Cornell Capital Partners, L.P.

Under the SEDA, Cornell has committed to provide up to $5 million of funding to be drawn down at Renovo's discretion by the purchase of the Company's common stock. The Company may request an advance under terms of the agreement during any six-day period in exchange for issuing Cornell shares of common stock. The facility may be used in whole or in part entirely at the Company's discretion per terms of the agreement.

Stephen W. Carnes, CEO of Renovo Holdings stated, "The funding agreement with Cornell Capital will enable the Company to have access to the capital that it needs to spur growth for the Company. I am pleased with the funding arrangement as it provides the Company with access to capital in a manner that enables the Company the flexibility to receive funds at the Company's sole discretion."

Additionally, Carnes stated, "A great deal of time and effort was put forth by Company Management in order to secure and have access to the funding provided under terms of the SEDA with Cornell Capital and I am very pleased that Renovo Holdings is now able to begin benefiting from all those efforts. Ready access to funding is a key ingredient to any company 's operations and growth potential. I believe that the Company is very fortunate to have access to up to $5 million in funding under terms of the SEDA as well as having recently received the Company's first cash distribution under terms of the agreement."

About Renovo Holdings - Renovo Holdings is a publicly traded company on the Over-the-Counter Bulletin Board under the symbol RNVO. The Company is presently a development stage company that intends to capitalize upon the niche market opportunities within the commercial and residential restoration service markets. More information is available about Renovo Holdings at http://www.renovoholdings.com.

For up to date corporate information about Renovo Holdings, contact Stephen W. Carnes at 407-435-3959. E-mail: info@renovoholdings.com.

This press release contains certain "forward-looking" statements, as defined in the United States Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Statements, which are not historical facts, are forward-looking statements. The Company, through its management, makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are necessarily estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors, factors that could cause actual results to differ materially from those estimated by the Company. They include, but are not limited to, the affect on the Company's cash position or stock value as the result of the SEDA, the Company's ability to execute its business strategy, the Company's ability to consummate and complete acquisitions, the Company's access to future capital, the successful integration of acquired companies, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors that may be identified from time to time in the Company's public announcements. The Company undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Renovo Holdings, Panama City

Stephen W. Carnes, 407/435-3959

E-mail: info@renovoholdings.com

Source: Renovo Holdings